For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven
212-850-5600

ALAMO GROUP ANNOUNCES 2004 FIRST QUARTER RESULTS

SEGUIN, Texas, May 4, 2004 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2004.

Net sales for the first quarter increased 18% to $79.7 million compared to $67.4 million for the same period last year.  Net income for the quarter was $2.3 million, or $0.23 per diluted share, compared with $0.7 million, or $0.07 per diluted share, in the prior year period, an increase of 246%.  Net sales for the first quarter of 2004 include Rousseau Holding, which was acquired on March 15, 2004.  Excluding revenues related to the Rousseau acquisition, net sales for the first quarter of 2004 would have been $78.6 million or 17% above the prior year period, reflecting an overall improvement in the Company's markets.  The Company's 2004 first quarter results include an after-tax loss of $0.3 million from the sale of Dabekausen, Alamo Group's distribution arm in the Netherlands, which was sold in March, 2004.  Without this loss net income would have been $2.6 million or $0.26 per diluted share.

North American Agricultural Division sales increased 21% to $32.1 million from $26.4 million for the first quarter of 2003.  The Division benefited from the improved conditions in the U.S. agricultural sector, reversing the downward trends experienced in the last several years.

North American Industrial Division sales of $27.4 million were up 6% compared to $25.8 million in the first quarter of 2003.  Both mowing equipment and street sweeper sales were up in the first quarter compared to last year reflecting steady improvement in these markets, though they have still not returned to historical levels achieved by the Division.

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2004	Page 2

Alamo's European Division sales for the quarter were up 33% to $20.2 million from $15.1 million in the first quarter of 2003.  The acquisition of Rousseau accounted for approximately 22% of the increase, with the balance from improved sales in the Company's existing European operations.

Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "Our first quarter results are very gratifying in that they reflect both market and operational improvements.  We saw signs of the market improvements in the fourth quarter of 2003, and are pleased that this growth trend continued into the current year.  While this certainly benefited our results, our earnings were further boosted by improved operating efficiencies that we have been working on the last several years.  Our operating margins improved as a percentage of sales to 6.3% from 2.0% a year ago."

"Our North American Agricultural Division was helped the most by improved markets, as farm incomes are on the increase boosted by stronger commodity prices which should benefit us for the rest of the year."

"Likewise, sales in our North American Industrial Division were aided by better market conditions for our cutting and street sweeping products to governmental entities and related contractors.  While this sector did not experience as much improvement as our Agricultural Division, it is moving in the right direction, which again is a trend we believe will continue throughout 2004."

"Our European Division," noted Mr. Robinson, "was also helped by market conditions, though to a greater extent our sales growth was driven by an increased level of cross-selling some of our recently acquired products through our existing distribution network, as well as customer focused marketing programs which have strengthened our position in our core markets.  Approximately $1.1 million of the European sales increase came from the acquisition of Rousseau, which took place in March.  This acquisition, which is a good fit in its own right, should further enhance our cross-selling capabilities, particularly in France."

Mr. Robinson added, "While our sales were up 18%, the 246% increase in earnings was even more noteworthy, as it reflects our improved operating efficiencies that we have pursued to strengthen our performance at all levels of sales.  We are particularly pleased with our earnings given that our first quarter is typically not that strong due to seasonality.  And, these results include the loss recorded on the sale of Dabekausen, as well as the negative impact of increased costs for steel and fuel with which we are dealing."

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2004	Page 3

Mr. Robinson concluded, "Based on the trends we are currently experiencing, both externally and internally, we feel good about Alamo Group's prospects for the remainder of 2004."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 1,750 employees and operates fifteen plants in North America, Europe and Australia as of March 2004.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2004	Page 4

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/04	3/31/03
North American
Agricultural	$32,102	$26,438
Industrial	27,391	25,781
European	20,223	15,152
Total Sales	79,716	67,371

Cost of sales	62,453	54,983
Gross margin	17,263	12,388

Operating Expenses	12,249	11,006
Income from Operations	5,014	1,382

Interest Expense	(515)	(471)
Interest Income	120	102
Other Income (Expense)	(831)	95

Income before income taxes	3,788	1,108
Provision for income taxes	1,484	443

Net Income	$2,304	$665

Net income per common share:
Basic	$0.24	$0.07
Diluted	$0.23	$0.07

Average common shares:
Basic	9,727	9,717
Diluted	9,854	9,764

Summary Balance Sheet Data

	3/31/04	3/31/03
Receivables	$91,254	$80,015
Inventories	$70,931	$66,469
Current Liabilities	$52,246	$76,516
Long Term Debt	$40,524	$716
Equity	$146,906	$131,252